Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Reports First Quarter 2013 Financial Results

HAMILTON, Bermuda, May 8, 2013 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $5.5 million for the three months ended March 31, 2013, or $0.56 per diluted share, as compared to $4.1 million, or $0.39 per diluted share, for the same period of 2012. For the three months ended March 31, 2013, net operating earnings1 were $4.3 million or $0.44 per diluted share, compared to net operating earnings of $4.0 million or $0.38 per diluted share for the same quarter of 2012.

Financial highlights for the quarter included2:

•	Gross written premiums increased 10.0% to $81.2 million

•	Total revenues increased 3.3% to $72.3 million

•	Net earned premiums totaled $61.9 million versus $61.4 million

•	The combined ratio was 102.7% compared to 101.1%

•	Book value was $34.05 per diluted share versus $34.21 at December 31, 2012.

[1]	Net operating earnings is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains (losses), net of applicable taxes.
[2]	All comparisons are with the same period last year unless stated otherwise.

First Quarter Results

E&S gross written premiums totaled $48.0 million compared to $38.6 million, ART gross written premiums were $16.6 million compared to $21.2 million, and Reinsurance gross written premiums were $16.6 million compared to $14.0 million. The growth in the E&S gross written premiums resulted primarily from the surety acquisition and Midwest casualty underwriting teams, both added after the first quarter of 2012. The decrease in ART gross written premiums is due to the de-emphasis of the specialty programs business while the increase in Reinsurance gross written premiums was due to increased January 2013 new business.

The increase in total revenue to $72.3 million was attributable to increases in net earned premiums, net realized gains and fee income, partially offset by lower investment income. The combined ratio for the quarter ended March 31, 2013 was 102.7%, composed of a loss ratio of 61.3% and an expense ratio of 41.4%, compared to the prior year combined ratio of 101.1%, composed of a loss ratio of 60.7% and expense ratio of 40.4%. The loss ratio for the quarters ended March 31, 2013 and 2012 do not include any prior accident year loss reserve adjustments. The expense ratio increased due primarily to the surety acquisition and other underwriting teams, both added after the first quarter of 2012.

Book value per diluted share decreased to $34.05 due primarily to declines during the quarter in the valuation of mortgage and corporate fixed income securities in the portfolio.

Commenting on the results, Stephen R. Crim, Chief Executive Officer, said: “We had a solid first quarter with strong growth coming from our excess and surplus lines division. We continue the process of reviewing strategic alternatives and will make an announcement when a definitive agreement has been reached or the process is concluded.”

This press release contains forward-looking statements and non-GAAP financial measures. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd., and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Insurance Holdings, Ltd.
Investor Relations	Investor Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2013	2012
INCOME STATEMENT DATA:
Revenues:
Direct earned premiums	$63,571	$60,528
Assumed earned premiums	14,929	13,865
Ceded earned premiums	(16,576)	(12,980)

Net earned premiums	61,924	61,413
Net investment income	7,632	7,811
Net realized gains	1,454	53
Fee income	1,228	668
Other income	12	12

Total revenues	72,250	69,957

Expenses:
Losses and loss adjustment expenses	37,964	37,281
Acquisition expenses	14,752	14,744
Other underwriting expenses	12,141	10,752
Interest expense	354	417
Corporate and other expenses	781	1,256

Total expenses	65,992	64,450

Earnings before income taxes	6,258	5,507
Income tax expense	677	1,106

Net earnings	5,581	4,401
Less: Net earnings attributable to the non-controlling interest	88	345

Net earnings attributable to ASIH, Ltd.	$5,493	$4,056

Net earnings per share:
Basic	$0.58	$0.40

Diluted	$0.56	$0.39

Weighted average number of shares outstanding:
Basic	9,441,533	10,220,700

Diluted	9,749,263	10,533,732

Loss ratio	61.3%	60.7%
Expense ratio	41.4%	40.4%

Combined ratio	102.7%	101.1%

Net operating earnings:
Net earnings attributable to ASIH, Ltd.	$5,493	$4,056
Less: Realized investment gains, net of taxes	1,155	35

Net operating earnings	$4,338	$4,021

	March 31, 2013	December 31, 2012
	(unaudited)
BALANCE SHEET DATA:
Total investments	$926,817	$930,648
Total assets	1,370,875	1,373,131
Unpaid losses and loss adjustment expenses	726,566	725,244
Total liabilities	1,027,850	1,028,083
Total shareholders’ equity	343,025	345,048
Book value per share-diluted	$34.05	$34.21

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited) (Dollars in thousands)

	Three Months Ended March 31, 2013
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$47,953	$16,602	$16,644	$—	$81,199
Net written premiums	37,546	9,879	16,644	—	64,069
Net earned premiums	36,541	11,162	14,221	—	61,924
Fee & other income	332	771	—	137	1,240
Losses & loss adjustment expenses	22,028	7,393	8,543	—	37,964
Acquisition & other underwriting expenses	16,595	4,830	4,648	820	26,893

Underwriting profit (loss)	(1,750)	(290)	1,030	(683)	(1,693)
Net investment income	4,598	1,230	1,670	134	7,632

Pre-tax operating income (loss)	2,848	940	2,700	(549)	5,939
Net realized gains					1,454
Interest and corporate expenses					1,135

Earnings before income taxes					6,258
Income tax expense					677

Net earnings					$5,581
Less: Net earnings attributable to the non-controlling interest					88

Net earnings attributable to ASIH, Ltd.					$5,493

Loss ratio	60.3%	66.2%	60.1%	NM	61.3%
Expense ratio	44.5%	36.4%	32.7%	NM	41.4%

Combined ratio(2)	104.8%	102.6%	92.8%	(1)NM	102.7%

	Three Months Ended March 31, 2012
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$38,611	$21,178	$13,976	$—	$73,765
Net written premiums	30,733	16,143	13,976	—	60,852
Net earned premiums	31,150	16,344	13,919	—	61,413
Fee & other income	—	663	—	17	680
Losses & loss adjustment expenses	18,917	9,987	8,349	28	37,281
Acquisition & other underwriting expenses	13,916	6,388	4,330	862	25,496

Underwriting profit (loss)	(1,683)	632	1,240	(873)	(684)
Net investment income	4,625	1,429	1,621	136	7,811

Pre-tax operating income (loss)	2,942	2,061	2,861	(737)	7,127
Net realized gains					53
Interest and corporate expenses					1,673

Earnings before income taxes					5,507
Income tax expense					1,106

Net earnings					$4,401
Less: Net earnings attributable to the non-controlling interest					345

Net earnings attributable to ASIH, Ltd.					$4,056

Loss ratio	60.7%	61.1%	60.0%	NM	60.7%
Expense ratio	44.7%	35.0%	31.1%	NM	40.4%

Combined ratio(2)	105.4%	96.1%	91.1%	(1)NM	101.1%

(1)	NM = Ratio is not meaningful
(2)	The U.S. GAAP combined ratio is a measure of underwriting performance and represents the relationship of losses and loss adjustment expenses, acquisition and other underwriting expenses net of fee income to earned premiums.